Exhibit 4.42

DATED 29 APRIL 2005

VISHAL GONDAL

PRANNATH GONDAL

SHASHI GONDAL

DEEPAK CHANDAPPA AIL

HARPREET VISHAL GONDAL

KIRAN JAGANNATH NAYAK

MAHENDRA VASUDEO PATEL

CYRIL FERRY

CISCO SYSTEMS, INC.

MACROMEDIA, INC.

TOM ONLINE GAMES LIMITED

INDIAGAMES LIMITED

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made on the 29th day of April 2005

BETWEEN:

(1)	VISHAL GONDAL, son of Prannath GONDAL, residing at 14A1 Chanoralayam Postal Colony Road, Chembur, Mumbai 400 071, India (“Founder”);

(2)	PRANNATH GONDAL, son of Motiram GONDAL, residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400 071, India (“Mr. P. Gondal”);

(3)	SHASHI GONDAL, wife of Prannath Motiram Gondal, residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400 071, India (“Ms. S. Gondal”);

(4)	DEEPAK CHANDAPPA AIL, son of Chandappa Parmeshwar AIL, residing at A/20, Munjal Nagar, Near Amar Mahal, Chembur, Mumbai 400 089, India (“Mr. Ail”);

(5)	HARPREET VISHAL GONDAL, wife of Vishal Prannath GONDAL, residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400 071, India (“Ms. H. Gondal”);

(6)	KIRAN JAGANNATH NAYAK, son of Jagannath Dattatrya NAYAK, residing at Krishna Kunj, Opposite Anupam Talkies, Goregaon East, Mumbai 400 063, India (“Mr. Nayak”);

(7)	MAHENDRA VASUDEO PATEL, son of Vasudeo Bhikabhai Patel, residing at A/303, Aishwarya Enclave, Yashwantrao Tawde Road, Dahisar West, Mumbai 400 068, India (“Mr. Patel”);

(8)	CYRIL FERRY, son of Eyonees AUGUSTINE, residing at 3B/204,Green Meadows, Lokhandwala Complex, Kandivili East, Mumbai 400 101, India (“Mr. Ferry”);

(9)	CISCO SYSTEMS, INC., a company incorporated in the State of California, the US, whose registered office is at 170 West Tasman Drive, San Jose, CA 95134-1706, the US (“Cisco”);

(10)	MACROMEDIA, INC., a company incorporated in the State of Delaware, the US, whose registered office is at 601 Townsend Street, San Francisco, CA 94103, the US (“Macromedia”);

(11)	TOM ONLINE GAMES LIMITED, a company incorporated under the laws of Mauritius, whose registered office is at 4th Floor, Les Cascades, Edith Cavell Street, Port Louis, Mauritius (“TOM”); and

(12)	INDIAGAMES LIMITED, a company incorporated under the provisions of the Companies Act, 1956 of India, whose registered office at B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India (“Company”).

WHEREAS:

(A)	The Company is a company limited by shares and as at the date of this Agreement:

(1)	the Company has an authorised share capital of Rupees 7,500,000 divided into 750,000 Shares (as hereinafter defined); and

(2)	507,073 Shares have been allotted, issued and are fully paid up, which are owned in the manner set out in Schedule 1.

The particulars of the Company as at the date of this Agreement are set out in Schedule 1.

(B)	Each of the Investors (as hereinafter defined) wishes to subscribe for Shares upon the terms and subject to the conditions as hereinafter set out.

(C)	The Parties (as hereinafter defined) have agreed to enter into this Agreement for the purposes of regulating the relationship between themselves and certain affairs of the Company.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions have the following meanings unless the context requires otherwise:

“Accounts”	the audited balance sheet of the Company made up as at the Accounts Date, the audited profit and loss account of the Company for the year ended on that date and the audited statement of cash flows for the year ended on that date;

“Accounts Date”	31 March 2004;

“ADSs”	the American depositary share(s) issued by Citibank N.A., each representing ownership of 80 TOM Online Shares;

“Affiliate”	in relation to any person: (a) if that person is a company, any of its subsidiaries or holding companies and any subsidiary of such holding companies; or (b) if that person is an individual, any company which he directly or indirectly holds 30% or more of the issued share capital (or voting rights) thereof and any subsidiary of such company;

“Agreement”	this subscription and shareholders agreement (as amended from time to time);

“Amended Articles of Association”	the amended and restated Articles of Association to be adopted by the Company with effect from the Subscription Closing Date pursuant to Clause 4.3(a);

“Approved Bank”	any of Credit Suisse First Boston (CSFB), Goldman Sachs, Merrill Lynch, Morgan Stanley, JPMorgan or UBS (or such other internationally recognised investment banks as Cisco, Macromedia, TOM and the Company may agree);

“Articles of Association”	the articles of association of the Company as amended from time to time and in force for the time being;

“Board”	the board of Directors as constituted from time to time;

“Business”	has the meaning ascribed to it in Clause 5.1;

“Business Day”	a day (excluding Saturday) on which banks are generally open for business in India, Hong Kong and the US;

“Cisco Subscription Price”	the subscription price for the Cisco Subscription Shares, being US$2,200,000;

“Cisco Subscription Shares”	61,976 Shares (representing approximately 10% of the issued and paid-up capital of the Company (as enlarged by the issue of the Cisco Subscription Shares and the Macromedia Subscription Shares and any Shares to be allotted and issued pursuant to the Share Option Scheme) as at the Subscription Closing) to be allotted and issued by the Company to Cisco pursuant to Clause 2.1(a);

“company”	any company or body corporate wherever incorporated;

“Company Warranties”	has the meaning ascribed to it in Clause 16.2;

“Conditions”	the conditions precedent set out in Clause 3.1;

“Consideration Shares”	has the meaning ascribed to it in Clause 13.4;

“CSI Mauritius”	CSI BD Mauritius, a company incorporated under the laws of Mauritius with limited liability and a wholly-owned subsidiary of Cisco;

“Deed of Adherence”	a deed of adherence, the form of which is substantially set out in Schedule 3, pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of this Agreement as if it had been a signatory to this Agreement;

“Defaulter”	any Shareholder in relation to whom an Event of Default has occurred;

“Directors”	the directors of the Company from time to time;

“Disclosure Letter”	the letter dated the date of this Agreement from the Company to the Investors;

“Encumbrance”	includes any encumbrance, claim, mortgage, pledge, charge, hypothecation, lien, deposit by way of security, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, beneficial ownership (including usufruct and similar entitlements), public right, common right, any provisional or executional attachment and any other interest held by a third party or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

“Event of Default”	any event or circumstances specified in Clause 17.1;

“Exercise Price”	has the meaning ascribed to it in Clause 13.1;

“Founder Director”	has the meaning ascribed to it in Clause 5.2;

“GEM”	the Growth Enterprise Market of the Stock Exchange;

“GEM Listing Rules”	the Rules Governing the Listing of Securities on GEM;

“Group”	the Company and its subsidiaries (if any) and “members of the Group” shall be construed accordingly;

“Holder(s)”	the registered holder(s) of Registrable Securities, provided that for purposes of this Agreement;

“Hong Kong”	the Hong Kong Special Administration Region of the People’s Republic of China;

“India”	the Republic of India;

“Initial Listing”	the initial listing of the Shares on any recognised securities exchange;

“Investors”	Cisco and Macromedia and “Investor” means either one of them;

“Issue Price”	the issue price per Consideration Share, being 1.25% of the average closing price of each ADS as quoted on NASDAQ for the 30 consecutive Trading Days immediately preceding the date of exercise of the Put Option;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;

“Macromedia Subscription Price”	the subscription price for the Macromedia Subscription Shares, being US$1,800,000;

“Macromedia Subscription Shares”	50,707 Shares (representing approximately 8.18% of the issued and paid-up capital of the Company (as enlarged by the issue of the Cisco Subscription Shares and the Macromedia Subscription Shares and any Shares to be allotted and issued pursuant to the Share Option Scheme) as at the Subscription Closing) to be allotted and issued by the Company to Macromedia pursuant to Clause 2.1(b);

“Major Shareholder”	any Shareholder (together with its, his or her Affiliates) holding more than 5% of issued and paid-up capital of the Company;

“Management Accounts”	the balance sheet of the Company as at the Management Accounts Date, the profit and loss account of the Company for the period from 1 April 2004 to the Management Accounts Date;

“Management Accounts Date”	28 February 2005;

“Minority Shareholders”	the Original Shareholders and the Investors and “Minority Shareholder” means any one of them;

“NASDAQ”	the National Market of National Automated Systems Dealership and Quotation in the US;

“New Securities”	Shares, whether now authorised or not, and rights, options or warrants to purchase Shares, and securities of any type whatsoever of the Company that are, or may become, convertible or exchangeable into Shares but shall exclude the following:

(a)	any Shares (or options, warrants or rights therefor) granted or issued by the Company hereafter to employees, officers, directors, contractors, consultants or advisers of any member of the Group pursuant to the Share Option Scheme or other arrangements that are reserved for issuance as at the date of this Agreement;

(b)	any Shares issuable by the Company upon the exercise of any options, warrants or rights to purchase any securities of the Company outstanding as at the date of this Agreement and any securities issuable by the Company upon the conversion thereof and disclosed in the Disclosure Letter;

(c)	any Shares issued or issuable by the Company to the public and any independent third party placees in the Initial Listing; and

(d)	subject to Clause 6.4, any Shares or other securities issuable by the Company in satisfaction of all or part of the consideration payable by the Company for its acquisition of assets (other than cash) in any arm-length transaction.

“Observer”	has the meaning ascribed to it in Clause 5.7(a);

“Option Shares”	has the meaning ascribed to it in Clause 13.1;

“Original Shareholders”	the Founder, Mr. P. Gondal, Ms. S. Gondal, Mr. Ail, Ms. H. Gondal, Mr. Nayak, Mr. Patel and Mr. Ferry and “Original Shareholder” means any one of them;

“Original Shareholders Agreement”	the shareholders agreement dated 17 December 2004 entered into between the Original Shareholders, TOM and the Company;

“Parties”	the parties to this Agreement and “Party” means any one of them (including any other person who becomes a member of the Company and who agrees to be bound by the provisions of this Agreement by executing a Deed of Adherence);

“Person”	any person, firm, company, corporation, government, state or agency of a state, or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

“Purchaser”	has the meaning ascribed to it in Clause 10.1;

“Registrable Securities”	all the Shares allotted and issued to each Investor under this Agreement;

“Restricted Business”	the Business and/or any other activities relating and/or forming all or part of the Business;

“Rupees” or “Rs”	Rupees, the lawful currency of India;

“Sale Closing Date”	24 February 2005, being the date of completion of the sale and purchase of 386,833 Shares in accordance with the provisions of a share purchase and subscription agreement dated 17 December 2004 entered into between Infinity Technology Trustee Private Limited, Sara Fund Trustee Company Limited represented by IL&FS Investment Managers Limited, Sanjay GONDAL, Mahendra Vasudeo PATEL, Manoj BORKAR, Rahul Dinesh SHAH, Dulari Dinesh SHAH and Aruna Rahul SHAH, Shahzaad DALAL, Pinky BHATIA and Rajesh BHATIA, Shashank Sharad KHADE, Muneesh CHAWLA, Vidya N. DESHPANDE, Vikram GODSE, the Original Shareholders, TOM and the Company;

“SEC”	the Securities and Exchange Commission in the US;

“Share Option Scheme”	an employee share option scheme to be adopted by the Company (as amended or replaced from time to time);

“Share(s)”	ordinary equity share(s) of Rupees 10 each in the capital of the Company (which may be consolidated or sub-divided from time to time);

“Shareholder(s)”	holder(s) of Share(s);

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subscription Closing”	completion of the subscription, issue and allotment of the Cisco Subscription Shares and the Macromedia Subscription Shares upon the terms and subject to the conditions set out in this Agreement;

“Subscription Closing Date”	the date on which the last of the Conditions is fulfilled and if that date is not a Business Day, the first Business Day immediately following that date (or such other date as Cisco, Macromedia, TOM and the Company may agree in writing);

“Suitable for Listing”	has the meaning ascribed to it in Clause 14.1;

“Tag Shares”	the Shares to be sold by the Founder, Cisco and/or Macromedia (as the case may be) to the Purchaser pursuant to Clause 11;

“TOM Director”	has the meaning ascribed to it in Clause 5.2;

“TOM Online”	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability, whose shares are listed on GEM and quoted on NASDAQ in the form of ADSs;

“TOM Online Share(s)”	ordinary share(s) in the capital of TOM Online;

“Trading Day”	a day on which the ADSs are quoted on NASDAQ or a day on which the TOM Online Shares are traded on GEM (as the case may be);

“Transfer”	any transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily;

“US”	the United States of America;

“US Exchange Act”	the US Securities Exchange Act of 1934 (as amended);

“US Securities Act”	the US Securities Act of 1933 (as amended); and

“US$”	US dollars, the lawful currency of the US.

1.2	For the purposes of this Agreement, a company is deemed to be a “subsidiary” of another company if:

(a)	the composition of the board of directors of the first-mentioned company is controlled by the other company;

(b)	the other company controls more than half of the voting power of the first-mentioned company; or

(c)	the other company holds more than half of the issued share capital of the first-mentioned company (excluding any part of its share capital which carries no right to participate beyond a specified amount in a distribution of either profits or capital), and the term “holding company” shall be construed accordingly.

1.3	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.5	References herein to Clauses and Schedules are to clauses in and the schedules to this Agreement unless the context requires otherwise, and the Schedules and any annexure, appendix and/or exhibit attached to this Agreement shall be deemed to form part of this Agreement.

1.6	The expressions “the Founder”, “Mr. P. Gondal”, “Ms. S. Gondal”, “Mr. Ail”, “Ms. H. Gondal”, “Mr. Nayak”, “Mr. Patel”, “Mr. Ferry”, “Cisco”, “Macromedia”, “TOM”, “the Investors”, “the Company”, “the Original Shareholders”, “the Minority Shareholders” and “the Shareholders” and shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

1.7	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.8	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	SUBSCRIPTION OF SHARES

2.1	Subject to Clause 3:

(a)	Cisco shall subscribe for the Cisco Subscription Shares in cash at the Cisco Subscription Price, which shall be paid at the Subscription Closing in the manner set out in Clause 4.3(b); and

(b)	Macromedia shall subscribe the Macromedia Subscription Share in cash at the Macromedia Subscription Price, which shall be paid at the Subscription Closing in the manner set out in Clause 4.3(b).

2.2	The Cisco Subscription Shares, when allotted and issued, and Macromedia Subscription Shares, when allotted and issued, shall be free from all Encumbrances and adverse claims and shall rank pari passu in all respects with the other Shares in issue (if any).

3.	CONDITIONS PRECEDENT

3.1	This Agreement (other than Clauses 1, 16.3, 18, 19, 21, 22, 23, 24.4, 24.7, 24.8 and 24.9 and this Clause 3) is conditional upon:

(a)	to the extent required under the Listing Rules, the transactions contemplated under this Agreement having been approved by the shareholders of TOM Group Limited;

(b)	to the extent required under the GEM Listing Rules, the transactions contemplated under this Agreement having been approved by the shareholders of TOM Online; and

(c)	to the extent required under the laws of India and/or the Articles of Association, the transactions contemplated under this Agreement (including, without limitation, the issue and allotment of the Cisco Subscription Shares and the Macromedia Subscription Shares) having been approved by the Directors and, if required, the Shareholders.

3.2	(a)	TOM shall use shall use its reasonable endeavours to ensure that the Conditions set out in Clauses 3.1(a) and (b) are fulfilled on or before the date set out in Clause 3.3.

(b)	The Company shall use its reasonable endeavours to ensure that the Condition set out in Clause 3.1(c) is fulfilled on or before the date set out in Clause 3.3.

3.3	If the Conditions shall not have been fulfilled by 30 April 2005, this Agreement (other than Clauses 1, 16.3, 18, 19, 21, 22, 23, 24.4, 24.7, 24.8 and 24.9 and this Clause 3) and everything contained herein shall, subject to the liability of any Party to the other Parties in respect of any breaches of the terms hereof, including the obligations under Clause 3.2, antecedent thereto, be null and void and of no effect.

4.	SUBSCRIPTION CLOSING

4.1	The Subscription Closing shall take place on the Subscription Closing Date at the offices of the Company or at such other place, date and time as the Investors, TOM and the Company may agree.

4.2	On or within 30 days after the Subscription Closing Date (or such other date as the Investors, TOM and the Company may agree), each of the Founder and TOM shall procure that written resolutions of the Directors and Shareholders for approving the following matters, subject only to the receipt by the Company: (i) from Cisco of the Cisco Subscription Price and from Macromedia of the Macromedia Subscription Price; (ii) from Cisco of a written confirmation that CSI Mauritius has applied for its registration as a foreign venture capital investor with the Securities and Exchange Board of India in accordance with applicable laws, rules and regulations; and (iii) a Deed of Adherence duly executed by CSI Mauritius (whereupon, for the avoidance of doubt, references to “Cisco” and “Investor(s)” in this Agreement shall, where appropriate, be construed as references to “CSI Mauritius”), are passed:

(a)	CSI Mauritius be allotted and issued the Cisco Subscription Shares;

(b)	Macromedia be allotted and issued the Macromedia Subscription Shares; and

(c)	the names of CSI Mauritius and Macromedia be entered in the register of members as holders of the Cisco Subscription Shares and the Macromedia Subscription Shares, respectively, and the relevant certificate(s) therefor be issued to the Investors accordingly.

4.3	On the Subscription Closing Date, each of the Original Shareholders and TOM shall procure that written resolutions of the Shareholders for amending and adopting, with effect from the Subscription Closing Date, the Articles of Association to reflecting the matters set out in this Agreement are passed.

4.4	The Company shall, subject to Clause 4.5, deliver or caused to be delivered to each Investor on the Subscription Closing Date:

(a)	a confirmation signed on behalf of the Company by a Director confirming that as at the Subscription Closing Date:

(i)	to the best of the knowledge and belief of the Company, no event that has not been previously disclosed to the Investors in writing has occurred which would render any of the Company Warranties untrue or inaccurate in any material respect (or, for those Company Warranties that are already qualified by materiality, in any respect);

(ii)	to the best of the knowledge and belief of the Company, there has been no material adverse change in the business, financial condition or assets of the Company since the date of this Agreement that has not been previously disclosed to the Investors in writing; and

(iii)	the Company has performed or complied with all of the obligations under this Agreement that are required to be performed or complied with by it on or before the Subscription Closing and has obtained all approvals, consents and qualifications necessary to complete the subscription, issue and allotment of the Cisco Subscription Shares and the Macromedia Subscription Shares described herein;

(b)	a copy of the Amended Articles of Association certified as true by a Director or the company secretary of the Company;

(c)	extracts of the resolutions of the Shareholders approving the matters set out in Clause 4.3, certified as true by a Director or the company secretary of the Company; and

(d)	a legal opinion, the form of which is substantially set out in Schedule 2, issued by the Company’s lawyers, Khaitan & Co., opining on certain matters relating to the Company as at the Subscription Closing Date in connection with the proposed subscription of the Cisco Subscription Shares by Cisco and the Macromedia Subscription Shares by Macromedia upon the terms and subject to the conditions set out in this Agreement.

4.5	On or before the Subscription Closing Date, Cisco shall pay the Cisco Subscription Price and Macromedia shall pay the Macromedia Subscription Price to the Company by way of remittance to the following bank account of the Company (or such other bank account as the Company may notify either or both of the Investors in writing):

Beneficiary bank:	ICICI Bank Limited
Chips UID number:	340828
Fed routing code:	021000021
Account number:	001-1-427374
Swift address:	CHASUS33XXX

Beneficiary bank details:

ICICI Bank Limited, Nariman Point Branch, Mumbai, 400 021, India

Ultimate Beneficiary:	Indiagames Limited
Customer account number:	000406000064

4.6	On or within 30 days after the Subscription Closing Date (or such other date as the Investors, TOM and the Company may agree):

(a)	Cisco shall deliver or caused to be delivered to the Company a Deed of Adherence duly executed by CSI Mauritius; and

(b)	subject to Clauses 4.5 and 4.6(a), the Company shall deliver or caused to be delivered to:

(i)	Cisco and Macromedia the relevant certificate(s) for the Cisco Subscription Shares and the Macromedia Subscription Shares, respectively; and

(ii)	each Investor extracts of the resolutions of the Board approving the matters set out in Clause 4.2, certified as true by a Director or the company secretary of the Company.

4.7	Neither of the Investors shall be obliged to complete any of the transactions or do any of the things referred to in this Clause 4 unless all other transactions and things are completed in accordance with this Clause 4.

4.8	Upon the allotment and issue of the Cisco Subscription Share and the Macromedia Subscription Shares, the issued Shares shall be held by the Shareholders as follows:

Name	Number of Shares	Percentage of issued share capital of the Company
The Founder	100,080	16.15%
Mr. P. Gondal	80	0.01%

Name	Number of Shares	Percentage of issued share capital of the Company
Ms. S. Gondal	80	0.01%
Mr. Ail	4,000	0.65%
Ms. H. Gondal	4,000	0.65%
Mr. Nayak	4,000	0.65%
Mr. Patel	4,000	0.65%
Mr. Ferry	4,000	0.65%
Cisco	61,976	10.00%
Macromedia	50,707	8.18%
TOM	386,833	62.42%

Total:	619,756	100.00%

4.9	The Original Shareholders, TOM and the Company agree that, upon the Subscription Closing, the Original Shareholders Agreement shall be terminated and everything therein contained (other than articles 1, 7, 8, 10.1, 10.4, 10.5, 10.6, 10.10, 10.11, 10.14 and 10.15 of the Original Shareholders Agreement) shall, subject to the liability of any party thereto to the other parties thereto in respect of any antecedent breach of the terms thereof, be null and void and of no effect.

4.10	Within 15 Business Days from the date of receipt by the Company of the Cisco Subscription Price and the Macromedia Subscription Price, the Company shall report details of the receipt of the same to the Reserve Bank of India in accordance with applicable laws, rules and regulations.

4.11	Within 15 Business Days from the date of allotment and issue of the Cisco Subscription Share and the Macromedia Subscription Shares, the Company shall:

(a)	report the issue of the Cisco Subscription Shares and the Macromedia Subscription Shares to the Regional Office, Reserve Bank of India, Mumbai, India in the prescribed form, being Form FC-GPR; and

(b)	file the prescribed Form 2 of the Companies (Central Government’s) General Rules and Forms, 1956 with the Registrar of Companies, Mumbai, India.

5.	MANAGEMENT OF THE COMPANY

5.1	The business of the Company shall be the business of developing games for wireless and multiple platform devices, including, without limitation, mobile telephones (“Business”).

5.2	At any time prior to the Initial Listing, the Board shall comprise 5 members. TOM shall have the right to nominate 4 Directors (“TOM Director”) and the Founder shall have the right to nominate 1 Director (“Founder Director”), provided that the Founder is the legal and beneficial owner of at least 8% of the issued and paid up share capital of the Company.

5.3	The rights to nominate Directors under Clause 5.2 shall not be affected by the Initial Listing unless such rights are contrary to the relevant requirements under any applicable laws, rules or regulations (including, without limitation, the rules of any relevant securities exchange on which the Shares are listed).

5.4	If at any time the Company is required under any applicable laws, rules or regulations (including, without limitation, the rules of any relevant securities exchange on which the Shares are listed) to have one or more independent directors, the Parties shall procure that:

(a)	the number of Directors be increased such that:

(i)	the Board shall comprise such independent Director(s), the appointment of whom shall be subject to the approval of the Board; and

(ii)	the total number of Directors (including such independent Director(s)) shall be an odd number, more than half of which shall be Directors nominated by TOM; and

(b)	this Agreement and the Articles of Association be amended so as to reflect the changes set out in this Clause 5.4.

5.5	Upon the Initial Listing, the appointment of any Directors shall be in compliance with the relevant rules and/or regulations of the securities exchange(s) on which the Shares are listed and of any other relevant regulatory authorities.

5.6	No meeting of the Board may proceed to business nor transact any business unless a quorum is present at the start of such meeting. A quorum of the Board shall be 1 TOM Director and 1 Founder Director present in person or represented by an alternate. In the event that a quorum of the Directors is not so present at the start of a duly convened Board meeting, that meeting shall be adjourned to a day not earlier than the 2nd Business Day after the date of such meeting and a quorum at such adjourned meeting shall consist of such Director(s) as are present in person or represented by their alternates.

5.7	(a)

The Company shall permit a representative of each of the Investors to attend all meetings of the Board and of any committee of the Board (“Observer”), which Observer shall have no voting rights at any such meeting.

(b)	The Company shall simultaneously provide to each of the Investors and members of the Board or any committee of the Board, as the case may be, notices of all meetings of the same and a set of all materials provided to members of the Board or any committee of the Board in respect of such meetings or, if there is no physical meeting of the Board or any committee of the Board, as the case may be, draft written resolutions of the Board or any committee of the Board, as the case may be.

5.8	The Company shall procure directors and officers insurance policy cover for the Directors and its officers for such amount and period as the Board shall deem fit and in accordance with the industry standard.

5.9	The Company shall, at its reasonable cost, acquire key person insurance for senior management team members of the Company that are reasonably satisfactory to TOM and the Founder.

5.10	(a)

The Company acknowledges that TOM, Cisco and/or Macromedia may, from time to time, have information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, without limitation: (i) TOM’s, Cisco’s and/or Macromedia’s and/or their respective Affiliates’ technologies, products and services, and plans and strategies relating thereto; (ii) current and future investments which TOM, Cisco and/or Macromedia and/or their respective Affiliates has or have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be in competition with those of the Company; and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be in competition with those of the Company.

(b)	The Company further acknowledges that all or part of such Information may be of interest to the Company. Such Information may or may not be known to the TOM Directors and/or the Observers. The Company acknowledges that none of TOM, Cisco, Macromedia, the TOM Directors and the Observers shall have any duty to disclose any such Information to the Company, or permit the Company to participate in any project or investment based on any such Information or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine (if applicable) or otherwise that could limit TOM’s, Cisco’s and/or Macromedia’s and/or their respective Affiliates’ ability to pursue opportunities based on any such Information or that would require TOM, Cisco, Macromedia, the TOM Directors and/or the Observers to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

6.	MINORITY PROTECTIONS

6.1	Decisions on the following matters, whether at a Board meeting or at a general meeting of the Company, shall not be taken without the prior approval of the Founder (or his duly appointed attorney), provided that the Founder owns at least 8% of the issued and paid up share capital of the Company:

(a)	any transfer by TOM of any its equity interests in the Company to any third party (other than an Affiliate of TOM which is not engaged in the business of mobile gaming) or, save and except the allotment and issue of the Cisco Subscription Shares and the Macromedia Subscription Shares, any issuance of additional equity interests in the Company;

(b)	any decision to dissolve, liquidate or wind-up the Company, or dispose of, sell, license or transfer all or substantially all of the assets or the business of the Company;

(c)	transfer or disposal of any material intellectual property rights owned by the Company, other than in the ordinary course of business of the Company;

(d)	amend the rights of any class of shares of the Company;

(e)	amend any provision of the Articles of Association in a manner that alters or changes the rights of the shares of the Company held by the Founder or the rights of the Founder under this Agreement adversely;

(f)	increase or decrease the authorised share capital of the Company; or

(g)	any declaration by the Company of any dividend which is not considered by the auditors of the Company as ordinary dividend of the Company.

The above provisions relating to minority protection shall cease to apply upon the Initial Listing.

6.2	At any time prior to the Initial Listing, the following matters shall require the prior approval of each of the Investors, provided that each of the Investors (together with its Affiliates) holds at least 7% of the issued and paid-up capital of the Company:

(a)	liquidate, dissolve or wind up the Company;

(b)	redeem or repurchase any security of the Company, other than repurchases at the original purchase price of all or any of the Shares granted pursuant to a share option or incentive scheme approved by the Board; or

(c)	sell any assets of the Company, the aggregate fair market value of which assets is more than US$500,000 to TOM or any Affiliate of TOM other than in an arms-length transaction.

For the avoidance of doubt, in the event that either one of the Investors (together with its Affiliates) ceases to hold at least 7% of the issued and paid-up capital of the Company, the rights under this Clause 6.2 of the other Investor (who (together with its Affiliates) holds at least 7% of the issued and paid-up capital of the Company) shall not be affected.

6.3	(a)

Subject to Clauses 6.3(c) and 6.5, each Major Shareholder has a right of first refusal to subscribe for the following number of New Securities (“Pro Rata Securities”) in any issue of New Securities by the Company (“New Issue”):

A	x	C
B

where:

A =	the total number of issued and paid-up Shares held by each Major Shareholder (and its Affiliates) as at the date on which the Board or the Shareholders (as the case may be) pass(es) a resolution to approve the New Issue;

B =	the total number of issued and paid-up Shares as at the date on which the Board or the Shareholders (as the case may be) pass(es) a resolution to approve the New Issue; and

C =	the total number of New Securities to be issued by the Company in the New Issue.

(b)	In respect of each New Issue, the Company shall notify each Major Shareholder in writing (“New Issue Notice”) the type of New Securities to be issued by the Company, the issue price of the New Securities and any other terms that are material to the New Issue and invite each Major Shareholder to subscribe for the Pro Rata Securities that it, he or she is entitled to under Clause 6.3(a) (“Pro Rata Entitlement”).

(c)	Each Major Shareholder may, within a period of 10 Business Days from the date of its, his or her receipt of the New Issue Notice, notify the Company in writing that it, he or she wishes to exercise all or part of its, his or her Pro Rata Entitlement at the issue price and on the terms set out in the New Issue Notice.

(d)	If any Major Shareholder fails to fully exercise its, his or her Pro Rata Entitlement within the period specified in Clause 6.3(c), the Company shall notify each Major Shareholder who has fully exercised its, his or her Pro Rata Entitlement (“Eligible Shareholder”) in writing (“Overallotment Notice”) and invite each Eligible Shareholder to subscribe for all or part of the New Securities in the New Issue which have yet not been subscribed for (“Overallotment Securities”).

(e)	Each Eligible Shareholder may, within a period of 10 Business Days from the date of its, his or her receipt of the Overallotment Notice, notify the Company in writing that it, he or she wishes to subscribe for all or part of the Overallotment Securities at the issue price and on the terms set out in the New Issue Notice (“Overallotment Option”). If more than one Eligible Shareholder indicate that they wish to exercise the Overallotment Option, the number of Overallotment Securities to be allotted and issued to each such Eligible Shareholder shall be the total number of the Overallotment Securities multiplied by the following fraction:

D
E

where:

D =	the total number of issued and paid-up Shares held by each such Eligible Shareholder (and its Affiliates) as at the date on which the Board or the Shareholders (as the case may be) pass(es) a resolution to approve the New Issue; and

E =	the total number of issued and paid-up Shares held by all such Eligible Shareholders as at the date on which the Board or the Shareholders (as the case may be) pass(es) a resolution to approve the New Issue.

(f)	If all or any part of the Overallotment Securities remain unsubscribed after the end of the period specified in Clause 6.3(e) (“Unsubscribed Securities”), the Company may invite third parties to subscribe for all or part of the Unsubscribed Securities on terms no more favourable than those set out in the New Issue Notice within 120 Business Days from the last day of the period specified in Clause 6.3(e) (“Offer Period”). If all or any part of the Unsubscribed Securities remain unsubscribed after the end of the Offer Period, the Company shall withdraw such Unsubscribed Securities from the New Issue and shall not allot and issue the same without re-complying with the provisions of this Clause 6.3.

6.4	In the event that the Company issues Shares or other securities that are convertible into Shares (“Consideration Securities”) in satisfaction of all or part of the consideration payable by the Company for its acquisition of assets (other than cash) in any arm-length transaction (“Consideration Issue”):

(a)	(i)

the Company shall notify each Investor in writing (“Consideration Issue Notice”) of the Consideration Issue and the total number of Consideration Securities to be issued by the Company, the issue price of the Consideration Securities and invite each Investor to subscribe for such number of Shares so that each Investor’s shareholding in the Company (on a percentage basis) immediately after the issue of all Shares issuable by the Company in the Consideration Issue (assuming that no other Shares are issuable by the Company) is the same as before the Consideration Issue (“Additional Shares”); and

(ii)	each Investor may, within a period of 10 Business Days from the date of its receipt of the Consideration Issue Notice, notify the Company in writing that it wishes to subscribe for all of part of the Additional Shares (“Subscribed Additional Shares”) at the issue price and on the terms set out in the Consideration Issue Notice, in which event, subject to payment in full of the subscription consideration for the Subscribed Additional Shares, the Company shall allot and issue to such Investor the Subscribed Additional Shares;

(b)	if the Company fails to issue the Consideration Issue Notice in accordance with Clause 6.4(a), the Consideration Securities shall be disregarded for the purposes of determining each Investor’s shareholding in the Company in relation to the definition of “Major Shareholder”, and Clauses 6.2 and 12.2(a) of this Agreement; and

(c)	for the avoidance of doubt, the Company’s obligations under Clause 6.4(a) shall be fully discharged: (i) when the Consideration Issue Notice is issued and deemed to be received by each Investor in accordance with Clause 22; and (ii) if an Investor has subscribed for the Subscribed Additional Shares and made payment in full of the subscription consideration therefor, when the Company allots and issues the Subscribed Additional Shares to such Investor.

6.5	All transactions between any member of the Group and any of the Shareholders (or any of its, his or her Affiliates) shall be on normal commercial terms or better (from the relevant member of the Group’s perspective).

7.	INFORMATION RIGHT

7.1	The Company shall deliver to:

(a)	each Shareholder the audited annual financial statements of the Company within 120 days following the end of each financial year of the Company;

(b)	each Major Shareholder the unaudited quarterly financial statements of the Company within 45 days following the end of such period; and

(c)	each Major Shareholder detailed monthly financial projections, operating budget and business plan of the Company for the forthcoming financial year prior to the beginning of such financial year.

7.2	So long as each of the Investors remains a Major Shareholder, it shall have the right to inspect the Company’s properties, to examine its books and records, to discuss the Company’s business and affairs with its officers during the normal business hours of the Company with prior appointment and without causing any material disruption to the business of the Company, and to receive any other information that either or both of the Investors may reasonably request.

7.3	The quarterly operating budget of the Company shall be provided by the management team of the Company to the Board for approval at least 1 month prior to the beginning of each of the Company’s quarters to which the budget relates.

8.	EMPLOYEE SHARE OPTION SCHEME

Subject to, where applicable, the relevant requirements under the Listing Rules, the GEM Listing Rules, the rules of the SEC and the US Securities Act, and any other applicable laws, rules and regulations, those Original Shareholders who are employees of the Company and certain other members of the management team of the Company (as approved by TOM) shall be granted share options under the Share Option Scheme. The total number of Shares which may be issued upon the exercise of all options granted under the Share Option Scheme shall not exceed 5% of the issued share capital of the Company from time to time

9.	RIGHT OF FIRST REFUSAL

9.1	None of the Minority Shareholders shall, directly or indirectly, Transfer all or any of the Shares (or any interest therein) held by it, him or she to any Person (other than an Affiliate of such transferring Minority Shareholder) except in accordance with the provisions of this Clause 9.

9.2	If any of the Minority Shareholders (“Transferor”) wishes to directly or indirectly Transfer all or any of its, his or her Shares (or any interest therein) to any Person who has made a bona fide offer for the same (“Transferee”), the Transferor shall notify TOM in writing (“Transfer Notice”) of its, his or her intention to transfer such Shares, and the Transfer Notice shall set out the number of Shares which it, he or she wishes to Transfer (“Offered Shares”), the identity of the prospective Transferee, the price per Share offered by such prospective Transferee for acquiring the Offered Shares (“Offer Price”) and details of any other terms that are material to such proposed Transfer.

9.3	TOM may, within a period of 5 Business Days after the date of its receipt of the Transfer Notice, requests that the Transferor produces to it such further information as it may reasonably require to enable it to assess the offer made by the prospective Transferee.

9.4	Within a period of 20 Business Days of the later of: (a) TOM’s receipt of the Transfer Notice; and (b) TOM’s receipt of additional information requested by it under Clause 9.3, TOM may notify the Transferor (“Acceptance Notice”) in writing that it wishes to purchase the Offered Shares, in which case, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), the Transferor and TOM (or, if TOM is prohibited or restricted by any applicable laws, rules or regulations to acquire the Offered Shares, a nominee of TOM) shall complete the Transfer of the Offered Shares at the Offer Price and on the terms set out in the Transfer Notice within 20 Business Days after the date of the Transferor’s receipt of the Acceptance Notice.

9.5	If TOM has not served any Acceptance Notice within the period specified in Clause 9.4 or declines to purchase the Offered Shares, subject to Clause 9.6, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), the Transferor and the Transferee shall complete the Transfer of the Offered Shares at the Offer Price and on the terms set out in the Transfer Notice within a period of 20 Business Days from the date of expiry of the period mentioned in Clause 9.4 (“Sell-off Period”). If the Transferor and the Transferee fails to complete the Transfer of the Offered Shares within the Sell-off Period, the Transferor shall once again comply with the provisions of this Clause 9.5 for any subsequent sale of the Offered Shares.

9.6	It shall be a condition to any Transfer by the Transferor of any of its, his or her Shares under this Clause 9 that:

(a)	each Transferee (if not already bound by the provisions of this Agreement) executes a Deed of Adherence (or a deed of ratification and accession with the remaining Shareholder(s), the terms of which shall be of reasonable satisfaction to the remaining Shareholder(s), under which such Transferee shall agree to be bound by the terms and be entitled to the benefit of this Agreement as if it was an original Party); and

(b)	each Transferor assigns to the Transferee or, as the case may be, TOM all or, in the case of transfer of only part of the Shares of the Transferor, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by him or any of its, his or her Affiliates at a consideration equal to the outstanding principal amount of such loan and any accrued but unpaid interest on such loan at the time of such loan assignment (unless otherwise agreed by the Transferor and the Transferee).

9.7	The Parties acknowledge that on 18 April 2005, Adobe Systems Incorporated announced a definitive agreement to acquire Macromedia in an all-stock transaction valued at approximately US$3,400,000,000 (“Adobe Acquisition”). The Parties further acknowledge and agree that the Adobe Acquisition will not be regarded as a Transfer of Shares by Macromedia for the purposes of this Agreement.

10.	DRAG-ALONG RIGHT

10.1	If TOM proposes to Transfer all of its Shares to any Person (other than any of TOM’s Affiliates) (“Purchaser”), TOM may, at its sole and absolute discretion, notify all of the Minority Shareholders in writing (“Drag Notice”) that the Minority Shareholders are required to sell all of their Shares to the Purchaser (“Drag Shares”).

10.2	TOM shall set out in the Drag Notice the following details in relation to the proposed Transfer of Shares by TOM: (a) price per Drag Share proposed to be acquired by the Purchaser, (b) number of Drag Shares proposed to be acquired by the Purchaser; and (c) identity of the Purchaser. Upon its, his or her receipt of the Drag Notice, each Minority Shareholder shall be bound to sell the Drag Shares at the price, on the terms and in accordance with the reasonable directions (if any) set out in the Drag Notice, provided that if TOM serves a Drag Notice on the Original Shareholders on or before the 1st anniversary of the Sale Closing Date, the total amount of consideration per Drag Share to be received by each such Original Shareholder shall not be less than the Exercise Price per Option Share.

10.3	It shall be a condition to completion of the sale and purchase of the Drag Shares that each Minority Shareholder assigns to the Purchaser all of its, his or her rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by such Minority Shareholder, or any of its, his or her Affiliates at a consideration equal to the outstanding principal amount of such loan and any accrued but unpaid interest on such loan at the time of such loan assignment (unless otherwise agreed by the Purchaser and such Minority Shareholder).

11.	TAG-ALONG RIGHT

11.1	Subject to Clause 10, if TOM proposes to Transfer all or part of its Shares to the Purchaser but TOM has not served or does not intend to serve a Drag Notice on the Minority Shareholders in the manner set out in Clause 10, TOM shall notify each of the Founder and the Investors in writing (“Sale Notice”) the following:

(a)	the number of Shares which the Purchaser wishes to acquire (“Transfer Shares”);

(b)	the identity of the Purchaser;

(c)	the price per Share offered by the Purchaser for acquiring the Transfer Shares; and

(d)	details of any other terms that are material to such proposed Transfer.

11.2	Each of the Founder and the Investors may, within a period of 5 Business Days from the date of its or his receipt of the Sale Notice, notify TOM in writing that it or he wishes to sell all or such part of its or his Shares as specified in such notice to the Purchaser at the price and on the terms set out in the Sale Notice (“Tag Notice”).

11.3	(a)

Subject to Clause 11.3(b), if the total number of the Transfer Shares and the Shares which the Founder, Cisco and/or Macromedia (as the case may be) wish(es) to sell exceeds the total number of Shares which the Purchaser wishes to acquire (“Required Shares”), each of TOM, the Founder and the Investors shall sell to the Purchaser such number of Shares that is equal to the number of the Required Shares multiplied by the following fraction:

F
G

where:

F =	(i) in the case of the Founder, the total number of Shares held by him as at the date of the Sale Notice; (ii) in the case of Cisco, the total number of Shares held by it as at the date of the Sale Notice; (iii) in the case of Macromedia, the total number of Shares held by it as at the date of the Sale Notice; and (iv) in the case of TOM, the total number of Shares held by it as at the date of the Sale Notice; and

G =	the total number of Shares held by the Founder, Cisco, Macromedia and TOM as at the date of the Sale Notice.

(b)	If, after completion of any such proposed sale of Shares by TOM, the total number of Shares held by TOM would (but for this Clause 11.3(b)) represent less than 51% of the issued and paid-up capital of TOM, the Founder may sell all of his Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

11.4	If any of the Founder and the Investors serves a Tag Notice on TOM in accordance with Clause 11.2, the Founder, Cisco or Macromedia (as the case may be) shall Transfer the Tag Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

11.5	It shall be a condition to completion of the sale and purchase of the Tag Shares that the Founder, Cisco or Macromedia (as the case may be) assigns to the Purchaser all or, in the case of transfer of only part of the Shares of the Founder, Cisco or Macromedia (as the case may be), a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by the Founder, Cisco or Macromedia (as the case may be) or any of its or his Affiliates at a consideration equal to the outstanding principal amount of such loan and any accrued but unpaid interest on such loan at the time of such loan assignment (unless otherwise agreed by the Purchaser and the Founder, Cisco or Macromedia (as the case may be)).

11.6	If none of the Founder and the Investors has not served any Tag Notice on TOM within the period specified in Clause 11.2, TOM shall be free to Transfer the Transfer Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

12.	INITIAL LISTING AND REGISTRATION RIGHTS

12.1	Each of the Original Shareholders, TOM and the Company shall use its reasonable endeavours to procure that the Initial Listing takes place on or before the 3rd anniversary of the Subscription Closing Date.

12.2	In the event of an Initial Listing or any secondary listing of the Shares in the US on the New York Stock Exchange or NASDAQ (“US Listing”), each Investor shall have “piggy-back” registration rights (“Registration Rights”) to include all of the Shares held by each Investor (and its Affiliates) in all primary and secondary registrations of the Shares by the Company for its own account or for the account of TOM or any other Shareholders. The Registration Rights of each Investor shall expire:

(a)	forthwith upon the US Listing if such Investor (together with its Affiliates) holds less than 3% of the issued and paid-up capital of the Company as at the date of the US Listing; or

(b)	the date falling 2 years after the date of the US Listing.

12.3	(a)

The Company shall notify all of the Holders in writing at least 30 days prior to filing any registration statement under the US Securities Act with respect to an offering by the Company of Shares (other than a registration relating solely to the sale of securities to participants in a Company stock option plan, stock issuance plan or employee stock purchase plan, a registration relating to a corporate reorganisation or other transaction under Rule 145 of the US Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Shares being registered are Shares issuable upon conversion of debt securities that are also being registered), including, without limitation, registration statements relating to secondary offerings of securities of the Company, and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.

(b)	Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 20 days after receipt of the notice mentioned in Clause 12.3(a) from the Company, notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.

(c)	If a Holder decides not to include all of the Registrable Securities held by it in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, upon the terms and subject to the conditions set out in this Clause 12.

12.4	(a)

If a registration statement under which the Company gives notice under this Clause 12 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder to be include the Registrable Securities held by it in a registration pursuant to this Clause 12.4 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of the Registrable Securities held by such Holder in the underwriting to the extent provided in this Clause 12.4.

(b)	Each Holder proposing to distribute the Registrable Securities held by it through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting.

(c)	Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude Shares (including Registrable Securities) from the registration and the underwriting, and the number of Shares that may be included in the registration and the underwriting shall be allocated:

(i)	first, to the Company; and

(ii)	second, to Holders requesting inclusion of the Registrable Securities held by them in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration, provided that the right of the underwriters to exclude Shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below 15% of all of the Shares included in such registration, except where all of the Registrable Securities are included in such registration, in which case the foregoing restriction shall not apply.

(d)	If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 20 Business Days prior to the closing of the applicable registration.

(e)	Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(f)	For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Shares carrying registration rights owned by all entities and individuals included in such “Holder” as defined in this Clause 12.4.

12.5	All expenses incurred in connection with a registration pursuant to this Clause 12, including, without limitation, all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Clause 12 shall bear such Holder’s proportionate share (based on the number of Shares sold by such Holder over the total number of Shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

12.6	Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the reasonable request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days;

(b)	prepare and file such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the US Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)	furnish to the Holders such number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the US Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities held by them that are included in such registration;

(d)	use reasonable endeavours to register and qualify the securities covered by such registration statement under such other securities or applicable laws of such states in the US as shall be reasonably requested by the Holders but in any event no more than 5 states in the US, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states;

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement;

(f)	notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the US Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g)	furnish, at the request of any Holder requesting registration of the Registrable Securities held by it, on the date that such Registrable Securities are delivered to the underwriters for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective: (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in such form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities held by it; and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration of the Registrable Securities held by it, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities held by it.

12.7	It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Clause 12 that each selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of the Registrable Securities held by it.

12.8	No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Clause 12.

12.9	In the event any Registrable Securities are included in a registration statement under this Clause 12:

(a)	to the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the US Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the US Securities Act and the US Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the US Securities Act, the US Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (“Violation(s)”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of the US Securities Act, the US Exchange Act, any federal or state securities law, or any rule or regulation promulgated under the US Securities Act, the US Exchange Act, or any federal or state securities law in connection with the offering covered by such registration statement.

The Company shall reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them within 3 months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action, provided that the indemnity contained in this Clause 12.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder;

(b)	to the extent permitted by law, each selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the US Securities Act and the US Exchange Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the US Securities Act and the US Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the US Securities Act, the US Exchange Act, or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action within 3 months after a request for reimbursement has been received by the indemnifying Holder, provided that the indemnity contained in this Clause 12.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided further that the total amounts payable in indemnity by a Holder under this Clause 12.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises;

(c)	promptly after receipt by an indemnified party under this Clause 12.9 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Clause 12.9, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties, provided that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Clause 12.9 but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 12.9;

(d)	the foregoing indemnities of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (“Final Prospectus”), such indemnities shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the US Securities Act;

(e)	if the indemnification set out in this Clause 12.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in such proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case: (i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the US Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation;

(f)	notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control; and

(g)	the obligations of the Company and Holders under this Clause 12.9 shall survive the completion of any offering of Registrable Securities in a registration statement or otherwise.

12.10	The Parties acknowledge that the provisions set out in Clauses 12.2 to 12.9 are specifically tailored for a US Listing. In the event of an Initial Listing or any secondary listing of the Shares on a securities exchange outside of the US and that the Shares are required to be registered (or subject to any other similar requirements) with the relevant authorities before such Shares could be publicly traded on such securities exchange (“Registrable Non-US Listing”), the Parties shall use their reasonable endeavours to implement, to the extent possible, the provisions set out in Clauses 12.2 to 12.9 (with any necessary changes) for the registration of the Registrable Securities in respect of such Registrable Non-US Listing.

13.	ORIGINAL SHAREHOLDER PUT OPTION

13.1	Subject to, where applicable, the relevant requirements under the Listing Rules, the GEM Listing Rules, the rules of the SEC, the US Securities Act, and any applicable laws, rules and regulations, if the Initial Listing shall not have taken place by the 3rd anniversary of the Subscription Closing Date, each of the Original Shareholders (“Option Holders”) shall have an option (“Put Option”) to sell to TOM all (but not part) of the Shares held by him or her as at the date of the Subscription Closing Date (“Option Shares”) at an exercise price (“Exercise Price”) equal to US$5,216,764 multiplied by the following fraction:

H
I

where:

H =	the total number of Shares held by the relevant Option Holder (who has exercised his or her Put Option) as at the Subscription Closing Date; and

I =	the total number of Shares held by all of the Option Holders as at the Subscription Closing Date.

13.2	The Put Option may be exercised by each of the Option Holders at any time after the 3rd anniversary of the Subscription Closing Date and before the earlier of: (a) the 5th anniversary of the Subscription Closing Date; and (b) the day immediately preceding the date of the Initial Listing (“Exercise Period”) by giving notice in writing to TOM (“Exercise Notice”).

13.3	At the option of TOM, the Exercise Price may be paid in cash and/or satisfied by the allotment and issue of TOM Online Shares (rounded down to the nearest whole TOM Online Share) (“Consideration Shares”) at the Issue Price, in which event, TOM shall procure that TOM Online allots and issues the Consideration Shares to the relevant Option Holder who has exercised his or her Put Option in accordance with the provisions of this Clause 13.3, provided that if any of the Option Holders is restricted or prohibited by any applicable law, rule or regulation from holding all or any of the Consideration Shares, TOM shall pay such Option Holder in cash an amount equal to the number of Consideration Shares so restricted or prohibited multiplied by the Issue Price.

13.4	It shall be a condition to completion of the sale and purchase of the Option Shares that:

(a)	each of the Option Holders who has exercised his or her Put Option:

(i)	assigns to TOM all of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by such Option Holder or any of his or her Affiliates;

(ii)	confirms in writing that he or she is not an US Person (as defined under Regulation S of the US Securities Act); and

(iii)	undertakes in writing that:

(1)	during the first 40 days after the date of issue of the Consideration Shares issued to him or her, he or she will not Transfer or otherwise deal in all or any of such Consideration Shares;

(2)	during the first 6 months after the date of issue of the Consideration Shares issued to him or her, he or she will not Transfer or otherwise deal in more than 15% of such Consideration Shares; and

(3)	during a period of 12 months after the date of issue of the Consideration Shares issued to him or her (“Lock-up Period”), he or she will not Transfer or otherwise deal in more than 30% of such Consideration Shares; and

(4)	on any Trading Day after the end of the Lock-up Period, he or she will not Transfer or otherwise deal in more than 14% of the Consideration Shares issued to him or her (“Daily Limit”). For the avoidance of doubt, all or any part of any unused Daily Limit in respect of any one Trading Day shall not be carried forward to any other Trading Day and/or accumulated with the Daily Limit in respect of any other Trading Day; and

(b)	such completion of the sale and purchase of the Option Shares takes place outside of the US.

13.5	Subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), completion of the sale and purchase of the Option Shares shall take place within 20 Business Days of the date of TOM’s receipt of the Exercise Notice.

13.6	For the avoidance of doubt, each Option Holder may exercise his or her Put Option only once during the Exercise Period. Any Put Option that is not exercised during the Exercise Period shall automatically lapse upon the expiry of the Exercise Period.

14.	INVESTOR PUT OPTION

14.1	If the Initial Listing shall not have taken place by the 3rd anniversary of the Subscription Closing Date, then at any time thereafter but before the 5th anniversary of the Subscription Date, at the request of either of the Investors (“Exiting Investor”), the Company shall, at the Company’s cost, engage an Approved Bank to determine the following matters, provided that if the Exiting Investor does not agree with the Company’s choice of the Approved Bank under this Clause 14.1, each of the Company and the Exiting Investor may, at its own cost, engage an Approved Bank to determine the following matters:

(a)	subject to the market conditions at that time, whether the Company is suitable for the Initial Listing; and

(b)	subject to the market conditions at that time, whether such Approved Bank will underwrite the Initial Listing in accordance with the market practice,

(“Suitable for Listing”).

14.2	If the Company is determined to be Suitable for Listing: (1) in the case where only the Company engages an Approved Bank under Clause 14.1, by such Approved Bank; or (2) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.1, by both such Approved Banks, but the Company fails to file an application for the Initial Listing with the relevant securities exchange or the Company, having filed such an application for the Initial Listing, voluntarily withdraws such an application for the Initial Listing within a period of 6 months from the date of such determination, then at any time thereafter but before the 6th anniversary of the Subscription Closing Date:

(a)	at the request of the Exiting Investor or TOM, the Company shall, at the Company’s cost, engage an Approved Bank to determine the valuation of the Company (“Company Bank”), provided that if the Exiting Investor does not agree with the Company’s choice of the Approved Bank under this Clause 14.2(a), each of the Company and the Exiting Investor may, at its own cost, engage an Approved Bank to determine the valuation of the Company; and

(b)	after the valuation of the Company is determined under Clause 14.2(a), at the request of the Exiting Investor or TOM, the Company shall instruct the Company Bank to offer (on behalf of all of the Shareholders) to sell the entire issued share capital of the Company to a third party at a price equal to: (i) in the case where only the Company Bank is engaged under Clause 14.2(a), the valuation of the Company as determined by the Company Bank; or (ii) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.2(a), the arithmetic mean of the valuations of the Company as determined by these two Approved Banks (“Trade Sale”);

(c)	subject always to Clause 9, the Exiting Investor may offer to sell all (but not part) of the Shares then held by it and/or its Affiliates (“Investor Shares”) to a bona fide third party purchaser (“Bona Fide Disposal”) at a price equal to: (i) in the case where only the Company Bank is engaged under Clause 14.2(a), the valuation of the Investor Shares as determined by the Company Bank; or (ii) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.2(a), the arithmetic mean of the valuations of the Investor Shares as determined by these two Approved Banks (“Investor Price”);

(d)	in the event that neither the Trade Sale nor the Bona Fide Disposal is completed within 6 months from the later of the date of: (i) determination of the valuation of the Company by the Company Bank; and (ii) the date of determination of the valuation of the Company by the Approved Bank engaged by the Exiting Investor under Clause 14.2(a) (if any), then the Exiting Investor has the right to sell to TOM all (but not part) of the Investor Shares at the Investor Price by giving notice in writing to TOM (“Investor Notice”), for the avoidance of doubt, before the 6th anniversary of the Subscription Closing Date;

(e)	at the option of TOM, the Investor Price may be paid in cash and/or satisfied by the allotment and issue of freely-tradable TOM Online Shares (rounded down to the nearest whole TOM Online Share) (“Investor Consideration Shares”) at an issue price per Investor Consideration Share equal to: (i) in the event that TOM Online Shares are issued and deposited with Citibank N.A. and ADSs are issued by Citibank N.A., 1.25% of the average closing price of each ADS as quoted on NASDAQ; or (ii) in the event that TOM Online Shares are issued and listed on GEM, the average closing price of each TOM Online Share as quoted on GEM for the 30 consecutive Trading Days immediately preceding the date of the Investor Notice, in which event, TOM shall procure that TOM Online allots and issues the Investor Consideration Shares to the Exiting Investor; and

(f)	subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), completion of the sale and purchase of the Investor Shares shall take place within 20 Business Days of the date of TOM’s receipt of the Investor Notice.

14.3	If the Company is determined not to be Suitable for Listing: (1) in the case where only the Company engages an Approved Bank under Clause 14.1, by such Approved Bank; or (2) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.1, by either of such Approved Banks, then at any time after the date of such determination but before the 6th anniversary of the Subscription Closing Date:

(a)	at the request of the Exiting Investor or TOM, the Company shall, at the Company’s cost, engage an Approved Bank to determine the valuation of the Company (“Valuation Bank”), provided that if the Exiting Investor does not agree with the Company’s choice of the Approved Bank under this Clause 14.3(a), each of the Company and the Exiting Investor may, at its own cost, engage an Approved Bank to determine the valuation of the Company; and

(b)	after the valuation of the Company is determined under Clause 14.3(a), at the request of the Exiting Investor or TOM, the Company shall instruct the Valuation Bank to conduct (on behalf of all of the Shareholders) a Trade Sale in respect of the entire issued share capital of the Company at a price equal to: (i) in the case where only the Valuation Bank is engaged under Clause 14.3(a), the valuation of the Company as determined by the Valuation Bank; or (ii) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.3(a), the arithmetic mean of the valuations of the Company as determined by these two Approved Banks;

(c)	subject always to Clause 9, the Exiting Investor may offer to sell all (but not part) of the Investor Shares in a Bona Fide Disposal at a price equal to: (i) in the case where only the Valuation Bank is engaged under Clause 14.3(a), the valuation of the Investor Shares as determined by the Valuation Bank; or (ii) in the case where each of the Company and the Exiting Investor engages its own Approved Bank under Clause 14.3(a), the arithmetic mean of the valuations of the Investor Shares as determined by these two Approved Banks;

(d)	in the event that a bona fide third party purchaser identified by the Valuation Bank under a Trade Sale offers to acquired the entire issued share capital of the Company at a price equal to or more than US$55,000,000 (“Trade Sale Price”) but TOM decides not to dispose of its interest in the Company through such a Trade Sale, then the Exiting Investor has the right to sell to TOM all (but not part) of the Shares then held by it and/or its Affiliates (“Put Shares”) at a price equal to the Trade Sale Price multiplied by the following fraction (“Put Price”) by giving notice in writing to TOM (“Put Notice”), for the avoidance of doubt, before the 6th anniversary of the Subscription Closing Date:

J
K

where:

J =	the total number of the Put Shares; and

K =	the total number of issued and paid-up Shares as at the date of the Put Notice;

(e)	at the option of TOM, the Put Price may be paid in cash and/or satisfied by the allotment and issue of freely-tradable TOM Online Shares (rounded down to the nearest whole TOM Online Share) (“Put Consideration Shares”) at an issue price per Put Consideration Share equal to: (i) in the event that TOM Online Shares are issued and deposited with Citibank N.A. and ADSs are issued by Citibank N.A., 1.25% of the average closing price of each ADS as quoted on NASDAQ; or (ii) in the event that TOM Online Shares are issued and listed on GEM, the average closing price of each TOM Online Share as quoted on GEM for the 30 consecutive Trading Days immediately preceding the date of the Put Notice, in which event, TOM shall procure that TOM Online allots and issues the Put Consideration Shares to the Exiting Investor; and

(f)	subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), completion of the sale and purchase of the Put Shares shall take place within 20 Business Days of the date of TOM’s receipt of the Put Notice.

14.4	To the best of the knowledge of the Company and TOM and subject to any change in the GEM Listing Rules after the date of this Agreement, any GEM-listed TOM Online Shares issued to the Exiting Investor under Clause 14.2(d) or 14.3(c) will not be subject to any trading restriction under the GEM Listing Rules. Neither TOM nor the Company shall impose any contractual trading restrictions on such GEM-listed TOM Online Shares.

14.5	It shall be a condition to completion of the sale and purchase of the Investor Shares or the Put Shares (as the case may be) that the Exiting Investor assigns to TOM all of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by the Exiting Investor or any of its Affiliates at a consideration equal to the outstanding principal amount of such loan and any accrued but unpaid interest on such loan at the time of such loan assignment (unless otherwise agreed by TOM and the Exiting Investor).

14.6	The right of each of the Investors to request the Company to engage an Approved Bank to determine the valuation of the Company under Clause 14.2 or 14.3 shall only be exercised once at any time before the 5th anniversary of the Subscription Closing Date.

15.	NON-COMPETITION

15.1	Subject to having obtained the prior written consent of TOM, the Founder undertakes (for the benefit of TOM, the Group and TOM’s successors and permitted assigns) that he will not, and will procure that none of his Affiliates will, at any time after the date of this Agreement and for so long as he: (a) directly or indirectly holds at least 8% of the issued and paid-up capital of the Company; or (b) is an employee of the Group and at any time within a period of 12 months after he ceases to be in the employ of the Group, either on his own account or in conjunction with or on behalf of any person, firm or company:

(a)	manage, carry on or be engaged (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner, manager or otherwise) in any Restricted Business, and will not, directly or indirectly, hold any of the issued shares or other securities of any class of any company which carries on any Restricted Business, save and except securities which represent less than 5% of the issued share capital of a company whose shares are listed on a recognised securities exchange;

(b)	solicit or endeavour to entice away from the Group any person who is or was an officer, manager, employee, agent or consultant of the Group whether or not such person would commit a breach of contract by reason of leaving such service or employment;

(c)	solicit the custom of or endeavour to entice away from the Group or otherwise deal with any person who is or was a client or customer of the Group whether or not such person would commit a breach of contract by reason of such cessation to transact with the Group;

(d)	endeavour to entice away from the Group any person who is or was a supplier of the Group whether or not such person would commit a breach of contract by reason of such cessation to transact with the Group; or

(e)	directly or indirectly use or attempt to use in the course of any business any trade or service mark, trade name, design or logo (whether registered or not) used in relation to or in connection with the Business, or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto.

15.2	Each of the undertakings set out in Clause 15.1 shall be construed as a separate and independent undertaking and if one or more of the undertakings is or are held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

15.3	Each of the Founder agrees that each of the restrictions and undertakings set out in Clause 15.1 is reasonable and necessary for the protection of TOM’s legitimate interests in the goodwill of the Group, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of such restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

15.4	Without prejudice to Clause 15.3, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable, the Parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

16.	REPRESENTATIONS, WARRANTIES AND INDEMNITIES

16.1	Each Party hereby represents and warrants to the other Parties that as at the date of this Agreement and as at the Subscription Closing Date:

(a)	it, he or she has full power and authority to execute, deliver and perform its obligations under the Agreement;

(b)	the execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body; and

(c)	subject to: (i) any applicable bankruptcy, insolvency, reorganisation or others laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) any applicable laws, rules or regulations limiting the enforceability of any indemnification; and (iii) the effect of rules of law governing the availability of equitable remedies, this Agreement, when executed and delivered, shall constitute valid and legally binding obligations on each Party, enforceable in accordance with its terms.

16.2	In addition to Clause 16.1, as at the date of this Agreement and as at the Subscription Closing Date, the Company hereby represents and warrants to the Investor in the terms set out in Schedule 3 (“Company Warranties”).

16.3	(a)	The Company shall not be liable for any breach of the Company Warranties:

(i)	to the extent that provision or reserve in respect thereof has been made in the Accounts;

(ii)	which would not have arisen but for a voluntary act, omission or transaction after the date hereof on the part of either or both of the Investors which could reasonably have been avoided or carried out and which was not in the ordinary course of business or which arises from something done or omitted at the either or both of the Investors’ written request or with its written consent;

(iii)	which arises as a result of legislation which comes into force after the date hereof and which is retrospective in effect; and

(iv)	which arises as a result of a change in accounting policies after the Subscription Closing.

(b)	The liability of the Company in respect of any claims for breach of the Company Warranties shall be limited as follows:

(i)	the maximum aggregate liability of the Company to Cisco in respect of all claims for breach of the Company Warranties shall not exceed the Cisco Subscription Price (after deducting therefrom all legal and other expenses incurred in connection with the transactions contemplated under this Agreement and any liability for taxation thereon);

(ii)	the maximum aggregate liability of the Company to Macromedia in respect of all claims for breach of the Company Warranties shall not exceed the Macromedia Subscription Price (after deducting therefrom all legal and other expenses incurred in connection with the transactions contemplated under this Agreement and any liability for taxation thereon);

(iii)	the Company shall not be liable for any individual claim which does not exceed US$50,000; and

(iv)	no claims may be brought against the Company in respect of a breach of the Company Warranties after the expiry of 12 months from the date of this Agreement and the Company shall not be liable in respect of a breach of the Company Warranties unless the Company shall have received written notice from the either or both of the Investors prior to the expiry of 12 months from the date of this Agreement giving full and accurate details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn at the expiry of a period of 6 months after the 1st anniversary of the date of this Agreement unless proceedings in respect thereof shall have already been commenced against the Company.

(c)	The amount of any compensation or damages payable by the Company in respect of any claims for breach of the Company Warranties shall be computed after taking into account and giving full credit for:

(i)	any increase in the amount or value of any assets or discharge from or satisfaction of or reduction in any liability of any member of the Group as a result of or arising out of or attributable to the fact, matter, event or thing giving rise to any relevant claim;

(ii)	any current assets included in the Accounts having been realised for more than the amount attributed thereto within 12 months from the date of this Agreement;

(iii)	any liability included in the Accounts having been discharged or satisfied for less than the amount attributed thereto within 12 months from the date of this Agreement;

(iv)	any provision for taxation, bad or doubtful debts or contingent or other liabilities included in the Accounts having been proved to have been over provided for within 12 months from the date of this Agreement; and

(v)	the amount of any taxation credits, reliefs or set-offs due to or received by the any member of the Group except to the extent that the same shall have been taken into account in the Accounts.

(d)	If any claim for breach of Company Warranties is brought under this Agreement in relation to any liability either or both of the Investors which is contingent only, the Company shall not be liable to make any payment in respect thereof until such contingent liability becomes an actual liability.

(e)	If the Company shall pay to either or both of the Investors any amount by way of compensation or damages for breach of the Company Warranties hereunder and either or both of the Investors subsequently recovers from a third party any amount relating to such breach, such Investor(s) shall forthwith repay to the Company such amount previously paid by the Company or so much thereof as does not exceed the amount recovered from the third party.

(f)	None of the Company Warranties nor any benefit nor claim thereunder may be assigned to any person without the prior written consent of the Company.

(g)	The Company Warranties are given subject to the matters disclosed in the Disclosure Letter.

16.4	Each of the Investors acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it), made by or on behalf of any of the Original Shareholders, TOM and/or the Company before the signing of this Agreement. Each of the Investors waives all rights and remedies which, but for this Clause 16.4, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause 16.4 shall limit or exclude any liability for fraud.

16.5	Each Party shall indemnify each of the other Parties and each of its officers, directors, employees, agents and Affiliates (“Indemnified Persons”) and hold harmless from and against all losses, liabilities, claims, damages, judgments, settlements and expenses, including attorneys’ fees, incurred or suffered by such Indemnified Persons arising out of or resulting from:

(a)	any breach by such Party of any warranties contained in this Agreement; and

(b)	any breach by such Party of any of its covenants, agreements or obligations contained herein.

17.	TERMINATION AND WINDING-UP

17.1	Each of the following events shall be an Event of Default:

(a)	a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, dissolution or bankruptcy of the Defaulter or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Defaulter or of all or any part of its business or assets;

(b)	the Defaulter stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(c)	a creditor takes possession of all or any part of the business or assets of the Defaulter or any execution or other legal process is enforced against the business or any substantial asset of the Defaulter and is not discharged within 14 days;

(d)	the Defaulter ceases or threatens to cease to carry on its business or any substantial part thereof or if the Defaulter disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets or displaces or threatens to displace the management of the Defaulter;

(e)	the Defaulter is in material breach of its obligations hereunder and such breach, if capable of remedy, has not been remedied at the expiry of 30 days following written notice to that effect having been served on the Defaulter by any of the other Parties indicating the steps required to be taken to remedy the failure; or

(f)	the Defaulter (being an individual) dies or becomes of unsound mind.

17.2	If an Event of Default has occurred, any Shareholder who is not in default (“Non-Defaulting Shareholder”) may (without prejudice to its other rights and remedies under this Agreement or otherwise), by giving notice in writing to the Defaulter (“Default Notice”), require the Defaulter to either:

(a)	(i)	sell to it, him or her all or such part of the Defaulter’s Shares as specified in the Default Notice (“Purchase Shares”); and

	(ii)	assign to it, him or her all or, in the case of transfer of only part of the Shares of the Defaulter, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by the Defaulter or any of its, his or her Affiliates, or

(b)	(i)	purchase all or such part of its, his or her Shares as specified in the Default Notice (“Sale Shares”); and

	(ii)	assume all or, in the case of transfer of only part of the Shares of such Non-Defaulting Shareholder, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by it, him or her or any of its, his or her Affiliates,

at the price determined in accordance with Clause 17.3 and, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation, the Listing Rules and the GEM Listing Rules, the rules of the SEC and the US Securities Act), within 30 days from the date of the Defaulter’s receipt of the Default Notice (or such other date as such Non-Defaulting Shareholder may determine).

17.3	The price at which such purchase or sale shall take place shall be 80% of the fair value of the Purchase Shares (except where the Defaulter has committed the Event of Default set out in Clause 17.1(f), in which case, the price at which such purchase or sale shall take place shall be 100% of the fair value of the Purchase Shares) or, as the case may be, 100% of the fair value of the Sale Shares, determined by the auditors of the Company or an independent firm of qualified public accountants instructed by the Board.

17.4	Save as otherwise provided herein, if the Company is placed in winding-up, this Agreement (other than Clauses 1, 15, 16.3, 18, 19, 21, 22, 23, 24.4, 24.7, 24.8 and 24.9 and this Clause 17) shall cease to have effect (save in relation to any antecedent claims which may have arisen between the Parties).

17.5	The Original Shareholders and TOM undertake that in the event of any winding up of the Company, if the total liquidation proceeds or distributions (whether in cash or as assets) received by any Investor (provided that it is still a Shareholder) is less than the capital paid-up on the Shares held by such Investor, they will pay from the amounts received by them as liquidation proceeds or distributions (pro rata amongst themselves and subject to any required regulatory approvals), an amount equal to the difference between the capital paid-up on the Shares held by such Investor and the liquidation proceeds or distributions received by such Investor from the Company.

17.6	Save as otherwise provided herein, if a Party (other than the Company) ceases to be a Shareholder by reason of the transfer of all of its, his or her Shares to another Shareholder or person, whether pursuant to Clause 9, 10, 11, 13, 14 or 17.2 or otherwise, this Agreement (other than Clauses 1, 15, 16.3, 18, 19, 21, 22, 23, 24.4, 24.7, 24.8 and 24.9 and this Clause 17) shall cease to have effect on such Party (save as may be necessary to give effect to the provisions of Clause 9, 10, 11, 13 or 14 and this Clause 17 or in relation to any antecedent claims which may have arisen between the Parties).

18.	CONFIDENTIALITY

18.1	Each Party undertakes with the other Parties that it, he or she shall ensure that all information which is of a confidential nature received by it, him or her relating to the other Parties or their respective Affiliates shall be treated as confidential and shall not be disclosed to any third party (other than the legal, financial or other professional advisers and the employees of each Party who have a need to know the same and are bound by confidentiality obligations similar to those set out in this Clause 18.1), save as required by law or the rules of any relevant securities exchange (including, without limitation, the Listing Rules and the GEM Listing Rules), or to the extent that such information is in its possession prior to the disclosure of the same to it, him or her by the other Parties or is in the public domain other than as a result of any breach of this Clause 18.1.

18.2	In the event that any Party (other than the Company) ceases to be a Shareholder by reason of the transfer of all of its, his or her Shares to another Shareholder or person, whether pursuant to Clause 9, 10, 11, 13, 14 or 17.2 or otherwise, it, he or she shall nevertheless remain bound by the provisions of Clause 18.1 for a period of 24 months after the date on which it, he or she ceases to be a Shareholder.

19.	ANNOUNCEMENTS

19.1	Subject to Clause 19.2, none of the Parties (other than the Company) shall make or permit any of its, his or her Affiliates to make any announcement concerning this Agreement or any ancillary matter or containing any information about the Business or any member of the Group (save as required by law or the rules of any relevant securities exchange (including, without limitation, the Listing Rules, the GEM Listing Rules and the rules and regulations of NASDAQ (if any))) without the prior written consent of the Company.

19.2	Each Party acknowledges and agrees that TOM or its Affiliates may make one or more announcements and circulars relating to this Agreement and/or the matters contemplated under this Agreement as required by applicable laws, rules and/or regulations (including, without limitation, the Listing Rules and the GEM Listing Rules), provided that TOM shall at a reasonable time before making any such announcement (including, without limitation, filing any document or material with any regulatory authority, which contains a reference to either or both of the Investors), consult with such Investor(s) regarding any such announcement and circulars, permit such Investor(s) to review any such announcement not less than 3 Business Days prior to its proposed disclosure, revise any such announcement and circulars as reasonably requested by such Investor(s).

19.3	Save as provided in Clause 19.2:

(a)	the Company shall not use the name or logo of either or both of the Investors or refer to either or both of the them, directly or indirectly, in connection with its or their relationships, agreements or arrangements with the Company in any advertisement, press release, professional or trade publication, or in any other manner, save and except where the use of either or both of Investors’ name and/or logo is: (a) required by any applicable law, rule or regulation (including, without limitation, the Listing Rules and the GEM Listing Rules), (b) on a confidential basis to potential financing sources or purchasers but only as to the fact of the Investors’ equity investment in the Company, or (c) with the relevant Investor’s prior written consent, which consent shall not be unreasonably withheld or delayed; and

(b)	if the Company believes that public disclosure of either or both of the Investors’ relationship, agreements or arrangements with the Company is required by any applicable law, rule or regulation (including, without limitation, the Listing Rules and the GEM Listing Rules), the Company shall at a reasonable time before making any such disclosure (including, without limitation, filing any document or material with any regulatory authority, which contains a reference to either or both of the Investors), consult with such Investor(s) regarding such disclosure, permit such Investor(s) to review such disclosure not less than 3 Business Days prior to its proposed disclosure, revise such disclosure as reasonably requested by such Investor(s), and if available, take reasonable steps to seek confidential treatment for such portions of such disclosure as may be reasonably requested by such Investor(s) and at the cost of such Investor(s).

20.	CONSOLIDATION OF ACCOUNTS

Each of the Parties acknowledges that, from the date hereof and until the Company ceases to be a subsidiary of TOM, at the absolute discretion of TOM, TOM may consolidate the financial results of the Group into the financial statements of TOM and/or its holding company and each Party shall do all such acts and things, execute all such documents and gives all such assistance as TOM may reasonably request in connection therewith.

21.	COSTS

21.1	Save as expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses incidental to the negotiation, preparation and execution of this Agreement and the transactions contemplated under this Agreement.

21.2	Without limiting the generality of Clause 21.1, each of the transferor(s) and transferee(s) of any Share under Clauses 9, 10, 11, 13, 14 and/or 17.2 shall pay its own costs and disbursements (including, without limitation, stamp duty and legal fees) of and incidental to such transfer of Share(s) pursuant to Clauses 9, 10, 11, 13, 14 and/or 17.2.

22.	NOTICES

22.1	Any notice or other communication required to be given by any Party under this Agreement or in connection with the matters contemplated under this Agreement shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed in the manner set out in Clause 22.2 and be deemed to have been delivered:

(a)	if personally delivered, upon actual delivery at the relevant address;

(b)	if sent by local pre-paid post, 2 Business Days after the date of posting;

(c)	if sent by pre-paid airmail, 5 Business Days after the date of posting or, if sent by air courier, 2 Business Days after the date of delivery of the same by the sender to the courier service provider;

(d)	if sent by fax, when despatched, subject to a machine-printed transmission report confirming uninterrupted transmission being received by the sender, provided that any notice despatched by fax after 17:00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08:00 hours (at the place where such fax is to be received) on the next Business Day; or

(e)	if sent by electronic mail, when received, subject to an electronic notification of successful transmission being received by the sender, provided that any notice despatched by electronic mail after 17:00 hours (at the place where such electronic mail is to be received) on any day shall be deemed to have been received at 08:00 hours (at the place where such electronic mail is to be received) on the next Business Day.

22.2	The addresses and other contact details of the Parties referred to in Clause 22.1 are as follows:

(a)	To the Founder:

B/423, Shrikant Chambers
Chembur
Mumbai
400 071
India

	Fax number:	(+91-22) 2520 1130
	E-mail address:	vishal@indiagames.com

(b)	To Mr. P. Gondal or Ms. S. Gondal:

14A1, Chandralayam Building
Postal Colony Road
Sarvodaya Estate
Chembur
Mumbai
400 071
India

Fax number: (+91-22) 2520 1130

(c)	To any of the Original Shareholders (other than the Founder, Mr. P. Gondal and Ms. S. Gondal):

B/423, Shrikant Chambers
Chembur
Mumbai
400 071
India

Fax number: (+91-22) 2520 1130

(d)	To Cisco:

170 West Tasman Drive
San Jose
CA 95134-1706
US

Fax number: (+1-408) 525 4757 / (+1-408) 526 7864
Attention: General Counsel / SVP, Corporate Development

with a copy to:

Fenwick & West LLP
801 California Street
Mountain View
CA 94041
US

Fax number: (+1-650) 938 5200
Attention: Cynthia Clarfield Hess, Esq.

(e)	To Macromedia:

c/o Legal Department
601 Townsend
San Francisco
CA 94103
US

Fax number: (+1-415) 626 0274
E-mail address: legal@macromedia.com
Attention: General Counsel

(f)	To TOM:

TOM Online Games Limited
c/o TOM Group International Limited
48th Floor
99 Queen’s Road Central
Hong Kong

	Fax number:	(+852) 2189 7446
	E-mail address:	angelam@tomgroup
	Attention:	General Counsel

(g)	To the Company:

Indiagames Limited
B/423, Shrikant Chambers
Chembur
Mumbai
400 071
India

	Fax number:	(+91-22) 2520 1130
	E-mail address:	vishal@indiagames.com
	Attention:	Chief Executive Officer

with a copy to:

c/o TOM Group International Limited
48th Floor
99 Queen’s Road Central
Hong Kong

	Fax number:	(+852) 2189 7446
	E-mail address:	angelam@tomgroup
	Attention:	General Counsel

Any Party may notify the other Parties of any change to its or his address or other contact details set out above, provided that such notification shall only be effective on the date specified in such notice or at least 5 Business Days after the notice is given, whichever is later.

23.	GOVERNING LAW AND ARBITRATION

23.1	This Agreement shall be governed by and construed in accordance with the laws of India.

23.2	Any dispute, controversy or claim arising from or in connection with this Agreement (or the breach, termination or invalidity hereof) shall be submitted to the Singapore International Arbitration Centre for arbitration in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules. Any such arbitration shall be:

(a)	proceeded in English; and

(b)	presided by three arbitrators, of which one shall be appointed by the relevant Party initiating such arbitration, one by the Company and the third arbitrator jointly by the two arbitrators so appointed.

Any arbitral judgments made in accordance with this provision shall be conclusive and binding on the Parties.

24.	GENERAL

24.1	The provisions contained in each Clause shall be enforceable independently of any other provisions and its validity shall not be affected if any other provisions are invalid. If any such provision is void but would be valid if some part of such provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

24.2	The Shareholders agree, as between themselves, that they shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to them in order to give effect to the provisions of this Agreement.

24.3	Without prejudice to the generality of Clause 24.1, the Shareholders agree, as between themselves, that, if any provision of the Articles or Association conflicts with any provision of this Agreement, the provisions of this Agreement shall prevail to the extent contemplated under this Agreement and, at the reasonable request of any of the Shareholders, the Shareholders shall procure that the Articles of Association be amended so as to remedy such conflict.

24.4	The receipt of any Party’s authorised representative(s) for any sum or document to be paid or delivered to that Party shall discharge the obligor’s obligation to pay or deliver the same to that Party.

24.5	Notwithstanding any provision in this Agreement to the contrary, the Company is excluded from any obligation contained in this Agreement to the extent that such obligation would constitute an unlawful fetter on the Company’s statutory powers.

24.6	Save as herein expressly provided, none of the rights or obligations under this Agreement may be assigned or transferred by any of the Minority Shareholders without the prior written consent of TOM.

24.7	Nothing in this Agreement shall be deemed to constitute a partnership between any of the Parties nor constitute any Party the agent of any of the other Parties for any purpose.

24.8	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any Party may enter into this Agreement by executing a counterpart.

24.9	This Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the transactions contemplated under this Agreement and supersede all previous agreements between the Parties relating to such transactions. It is expressly declared that no amendments or variations of this Agreement shall be effective unless made in writing and signed by all of the Parties.

SCHEDULE 1

PARTICULARS OF THE COMPANY

Name:	Indiagames Limited

Place of Incorporation:	India

Company number:	11-123970

Registered office:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India

Authorised capital:	Rupee 7,500,000 divided into 750,000 Shares

Issued capital:	Rupee 5,070,730 divided into 507,073 Shares

Registered members:	Name	Number of Shares held (shareholding percentage)
	The Founder	100,080 (19.74)%
	Mr. P. Gondal	80 (0.02)%
	Ms. S. Gondal	80 (0.02)%
	Mr. Ail	4,000 (0.79)%
	Ms. H. Gondal	4,000 (0.79)%
	Mr. Nayak	4,000 (0.79)%
	Mr. Patel	4,000 (0.79)%
	Mr. Ferry	4,000 (0.79)%
	TOM	386,833 (76.29)%

Directors:	The Founder
Sing WANG
WANG Leilei
TONG Mei Kuen. Tommei
FENG Jue, Elaine
HUNG Wan Chong, Dora (alternate to FENG Jue, Elaine)

Financial year-end date:	31 March

SCHEDULE 2

FORM OF LEGAL OPINION

[LETTERHEAD OF KHAITAN & CO.]

[Date]

Cisco Systems, Inc.

170 West Tasman Drive

San Jose

CA 95134-1706

United States of America

Attention: General Counsel / SVP Corporate Development

Macromedia, Inc.

c/o Legal Department

601 Townsend

San Francisco

CA 94103

United States of America

Attention: General Counsel

Dear Sirs,

Indiagames Limited

We are a firm of lawyers qualified to practise and are practising in the Republic of India (“India”). We act for Indiagames Limited (“Company”) and are instructed to opine on certain matters relating to the Company in connection with the proposed subscription of 61,976 shares of Rupees 10 each in the capital of the Company (“Shares”) by Cisco Systems, Inc. (or its nominee) (“Cisco”) and the subscription of 50,707 Shares by Macromedia, Inc. (“Macromedia”) (“Transaction”) upon the terms, and subject to the conditions, set out in a subscription and shareholders agreement dated 29 April 2005 entered into between, among others, Cisco, Macromedia and the Company (“Agreement”).

Unless the context requires otherwise, words and expressions defined in the Agreement shall have the same meaning when used herein.

For the purposes of this opinion, we have reviewed the following documents, the authenticity of which we have not independently verified:

(1)	the memorandum of association of the Company (“Memorandum”) and the Articles of Association;

(2)	the certificate of incorporation of the Company;

(3)	a certificate of the Company that it is not conducting any business not authorised by its Memorandum;

(4)	a certificate from the Company that no meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company;

(5)	the extract from the register of members of the Company showing the shareholding pattern of the Company immediately prior to the Subscription Closing and certificate from the Company setting out the shareholding structure of the Company immediately prior to the Subscription Closing;

(6)	the resolution of the Board passed on [ ] approving the Subscription and Shareholders Agreement and authorising the execution thereof;

(7)	the special resolution of the Shareholders under Section 81(1A) of the Companies Act, 1956 passed on [ ];

(8)	the special resolution of the Shareholders approving and adopting the Amended Articles of Association passed on [ ]; and

(9)	copies of Forms [ ] filed with the Registrar of Companies, Mumbai, India along with the Amended Articles of Association.

This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of India which are in force on the date of this opinion. We have made no investigation of and express no opinion in relation to the laws of any country or jurisdiction other than India.

We are giving this opinion solely on the basis of the documents listed above and we have not carried out any enquiries, searches or investigations. We have assumed that the persons executing the aforementioned documents are competent and duly authorised to execute the said documents.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Company is a public limited company with liability limited by shares duly incorporated and subsisting under the laws of India, bearing Company No. 11-123970 with full power and authority to own or take on lease its properties and to conduct its business in the manner such business is conducted by it respectively. Based on the certificate issued by the Company, no meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company.

2.	Immediately prior to the Subscription Closing, the Company has an authorised share capital of Rupees 7,500,000 divided into 750,000 Shares, of which 507,073 Shares are validly issued, subscribed, outstanding and fully paid up.

3.	The Amended Articles of Association and the Subscription and Shareholders Agreement has been duly adopted and authorised, respectively, by all necessary corporate action on the part of the Company’s Board of Directors and, where required, the Company’s shareholders. The Subscription and Shareholders Agreement has been duly executed on behalf of the Company and delivered by the Company to the Investors. The Subscription and Shareholders Agreement constitutes the valid and binding obligation of the Company save and except that any restriction on any transfer of Shares set out in the Subscription and Shareholders Agreement may not be enforceable against the Company.

4.	The execution and performance of this Agreement and the Subscription Closing will not constitute a breach or violation of the Articles of Association.

5.	The Cisco Subscription Shares and the Macromedia Subscription Shares, when paid for and then issued, as provided in this Agreement, will be duly authorised and validly issued, subscribed, outstanding and fully paid up.

This opinion is addressed to you in connection with the Transaction. It may not be relied upon by or disclosed to any person other than yourselves or for any other purposes.

Yours faithfully,

Khaitan & Co.

cc:	Indiagames Limited

SCHEDULE 3

DEED OF ADHERENCE

[Date]

BY THIS DEED [I/we], [                    ], [having our registered office at [                    ]]/[of [                    ]] intending to become a shareholder of Indiagames Limited (“Company”) hereby agree with the Company and each of its shareholders to comply with, and to be bound by, all of the provisions of a subscription and shareholders agreement dated 29 April 2004 entered into between Vishal GONDAL, Prannath GONDAL, Shashi GONDAL, Deepak Chandappa AIL, Harpreet Vishal GONDAL, Kiran Jagannath NAYAK, Mahendra Vasudeo PATEL, Cyril FERRY, Cisco Systems, Inc., Macromedia, Inc., TOM Online Games Limited and the Company (a copy of which has been delivered to [me/us] and which [I/we] have initialled and attached hereto for identification) (“Shareholders Agreement”) in all respects as if [I/we] were a party to the Shareholders Agreement, and were named therein as a Shareholder (as defined in the Shareholders Agreement) and a Party (as defined in the Shareholders Deed) and on the basis that references therein to “Shareholder”, “Shareholders”, “Party” or “Parties” and any other cognate expressions shall include [me/us].

Any notice to be given to [me/us] under the Shareholders Agreement shall be given to [me/us] at the following address, facsimile number or e-mail address:

Address:	[ ]
Facsimile number:	[ ]
E-mail address:	[ ]
Attention:	[ ]

IN WITNESS WHEREOF this Deed has been executed by [me/us] and is intended to be and is hereby delivered on the date appearing at the head hereof.

[The COMMON SEAL of	)
[ ]	)
was hereunto affixed	)
by [ ]	)
with the authority of its board of directors	)
in the presence of:	)
)]

[SIGNED, SEALED and DELIVERED by	)
[ ]	)
in the presence of:	)
)]

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.	The Company is not: (a) in violation of the Articles of Association; (b) in default under or breach of performance of any material obligation, agreement or condition of any debt instrument which affords to any person the right to accelerate any indebtedness or terminate any right; and (c) in material default under or in breach or is aware of any circumstances which would result in such material default or breach, of any other contract to which the Company is a party which gives any third party rights to damages. For avoidance of doubt, lease obligations shall not be considered to be debt instruments.

2.	The execution and performance of this Agreement and the Subscription Closing will not: (a) constitute a breach or violation of the Articles of Association; (b) conflict with or constitute a default under or breach of performance of any obligation, agreement or condition of any debt instrument which affords any person the right to accelerate any indebtedness or terminate any right; (c) constitute a default under or breach or result in any circumstances which would result in such default or breach, of any other contract to which the Company is a party; (d) result in the creation of any lien or Encumbrance upon of the share capital of the Company; or (e) result in a violation of any law, regulation, administrative order or judicial order applicable to the Company or the business or assets of any of them.

3.	The Company has duly observed and complied with in all material respects all laws applicable to its business and operations.

4.	The Company is a public limited company with liability limited by shares duly incorporated and subsisting under the laws of India, bearing Company No. 11-123970 with full power and authority to own or take on lease its properties and to conduct its business in the manner and in the places where such properties are owned or taken on lease or such business is conducted by it respectively.

5.	No meeting has been convened or resolution proposed, or, to the best of the knowledge of the Company, petition presented, and no order has been made, for the winding-up of the Company.

6.	The Company has an authorised share capital of Rupees 7,500,000 divided into 750,000 Shares, of which 507,073 Shares are validly issued, subscribed, outstanding and fully paid up. All such shares were issued in compliance with applicable laws of India. Save as contemplated under this Agreement or disclosed in writing to the Investor, there are: (a) no outstanding or authorised subscriptions, warrants, options or other rights to purchase or acquire, or pre-emptive rights with respect to the issuance or sale of the Shares; and (b) no other securities of the Company directly or indirectly convertible into or exchangeable for Shares.

7.	The Accounts have been prepared in accordance with the requirements of all relevant statutes and with good and generally accepted accountancy principles and practice consistently applied and are accurate in all respects and show a true and fair view of the state of affairs of the Company and of its results and profits for the financial period ending on the Accounting Date.

8.	The Management Accounts have been prepared in accordance with good and generally accepted accounting principles and practice consistently applied and give a true and fair view of the state of affairs of the Company as at the Management Accounts Date.

9.	(a)

To the best of the knowledge of the Company and save as disclosed in writing to the Investors on or before the date of this Agreement, all patents, copyrights, trademarks, designs, business names or other registerable or unregisterable intellectual property rights (collectively, “Intellectual Property Rights”) that are owned by the Company are free and clear of any Encumbrances and are not subject to any outstanding order, decree, judgment or stipulation.

(b)	No proceedings to which the Company is a party have been commenced or, to the best of the knowledge of the Company, threatened to be commenced which: (i) challenges the rights of the Company in respect of the Intellectual Property Rights, or (ii) alleges infringement by the Company of any third party’s Intellectual Property Rights.

(c)	To the best of the knowledge of the Company and save as disclosed in writing to the Investors on or before the date of this Agreement: (i) none of the Intellectual Property Rights of the Company has been infringed by any third party; (ii) the Company has not infringed the Intellectual Property Rights of any third party; and (iii) none of the Intellectual Property Rights of the Company or any interest therein has been assigned or licensed to or created in favour of any third party other than in the ordinary course of business of the Company.

(d)	To the best of the knowledge of the Company and save as disclosed in writing to the Investors on or before the date of this Agreement, no director, officer, employee or agent of the Company owns, directly or indirectly, in whole or in part, any Intellectual Property Rights which the Company has used, is presently using, or the use of which is reasonably necessary to the conduct of the Business.

(e)	Save as disclosed in writing to the Investors on or before the date of this Agreement, the Company has the right to use, free and clear of any claims or rights of third party, all trade secrets, client and customer lists, manufacturing, and confidential product technologies and processes required for or used in the Business.

(f)	The Company has not entered into nor does it propose to enter into any license agreement for granting license to use its Intellectual Property Rights in favour of any third party other than in the ordinary course of business of the Company.

10.	There is no liability, obligation or commitment of any kind on the part of the Company (including a capital commitment), which has not been incurred in the ordinary course of business of the Company.

12.	Save as disclosed in writing to the Investors on or before the date of this Agreement, the Company has complied in all material respects with applicable laws, rules and regulations relating to the employment of labour, including, without limitation, those relating to wages, hours, unfair labour practices, discrimination, contract labour and payment of provident fund contribution, employee state insurance contribution, family pension, gratuity and other applicable employee welfare laws. To the best of the knowledge of the Company and save as disclosed in writing to the Investors on or before the date of this Agreement, there are no arbitration proceedings, labour strikes, slowdowns or stoppages, material grievances or other labour troubles pending or, overtly threatened, with respect to the employees of the Company.

13.	Save as disclosed in writing to the Investors on or before the date of this Agreement, the Company holds all material licenses, permits, registrations, authorizations, approvals and franchises which are required to permit the Company to conduct the Business.

14.	Save as disclosed in writing to the Investors on or before the date of this Agreement, there is no action, suit, proceeding, investigation or arbitration proceeding pending or, to the best of the knowledge of the Company, threatened against the Company and there are no outstanding court orders, judgments, court decrees, or court stipulations or any arbitration award or decision to which the Company is a party or by which any of its assets are bound.

15.	All statutory and other material records of the Company:

(a)	are up-to-date complete, true and accurate in all material respects; and

(b)	so far as is relevant, have been prepared in accordance with the laws of India and any other applicable laws, rules and regulations.

16.	Save as disclosed in writing to the Investors on or before the date of this Agreement:

(a)	all environmental licenses required for the Business (and any other premises used or occupied by the Company) as it has been and is currently being carried on have been acquired and maintained; and

(b)	to the best of the knowledge of the Company, the Company is not in breach of any environmental laws and environmental licenses applicable to the Business.

17.	Subject to payment in full of the Cisco Subscription Price and the Macromedia Subscription Price, the Cisco Subscription Shares and the Macromedia Subscription Shares, when issued in accordance with the terms and subject to the conditions set out in this Agreement, will be duly authorised and validly issued, subscribed, outstanding and fully paid up.

18.	The Company has timely filed all returns with respect to taxes payable by it under all applicable laws, rules, regulations and other statutory duties, if any, required to be filed by them. To the best of the knowledge of the Company, all such returns were at the time filed and are as of the date of this Agreement complete and correct in all material respects.

19.	To the best of the knowledge of the Company, this Agreement (including the Schedules) does not contain any untrue statement of a material fact relating to the Business or affairs of the Company, or omit to state a material fact, which omission would render any statement herein relating to the Business or affairs of the Company misleading in any material respect.

20.	To the best of the knowledge of the Company, and save and except as contemplated under this Agreement, the Company has not entered into any agreement or arrangement, under which the Company is contractually obligated to register all or any of the Shares under the US Securities Act.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Signed by
VISHAL GONDAL

Signed by
PRANNATH GONDAL

Signed by
SHASHI GONDAL

Signed by
DEEPAK CHANDAPPA AIL

Signed by
HARPREET VISHAL GONDAL

Signed by
KIRAN JAGANNATH NAYAK

Signed by
MAHENDRA VASUDEO PATEL

Signed by
CYRIL FERRY

Signed for and on behalf of
CISCO SYSTEMS, INC.
By:
Title:

Signed for and on behalf of
MACROMEDIA, INC.
By:
Title:

Signed for and on behalf of
TOM ONLINE GAMES LIMITED
By:
Title:

Signed for and on behalf of
INDIAGAMES LIMITED
By:
Title: